Exhibit 5.2

[O’Melveny & Myers LLP Letterhead]

October 7, 2019

Sabra Health Care Limited Partnership

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Sabra Capital Corporation

18500 Von Karman Avenue, Suite 550

Irvine, California 92612

Re:	Registration of 3.90% Senior Notes Due 2029 of
Sabra Health Care Limited Partnership and Sabra Capital Corporation

Ladies and Gentlemen:

We have acted as counsel to Sabra Health Care Limited Partnership, a Delaware limited partnership (the “Partnership”) and Sabra Capital Corporation, a Delaware corporation (“Sabra Capital” and, together with the Partnership, the “Issuers”), each a wholly owned subsidiary of Sabra Health Care REIT, Inc., a Maryland corporation (“Sabra”), in connection with the issuance and sale of $350,000,000 aggregate principal amount of the Issuers’ 3.90% Senior Notes due 2029 (the “Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a registration statement on Form S-3 (File No. 333-215574), as amended by the Post-Effective Amendment No. 1, filed with the Securities and Exchange Commission (the “Commission”) on May 21, 2019 (as amended, the “Registration Statement”), which became effective upon filing with the Commission, with the Notes to be guaranteed (the “Guaranty”) by Sabra.

In our capacity as counsel to the Issuers, we have examined originals or copies of (i) the Registration Statement, (ii) an indenture, dated as of May 23, 2013, among the Issuers, Sabra, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture relating to the Notes, dated as of October 7, 2019, among the Issuers, Sabra and the Trustee (as supplemented, the “Indenture”), (iii) the underwriting agreement (the “Underwriting Agreement”), dated September 26, 2019, by and among the Issuers, Sabra, and Wells Fargo Securities, LLC, Morgan Stanley & Co. LLC and SMBC Nikko Securities America, Inc., as representatives of the several underwriters named therein, and (iv) such other corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:

1.	The Notes have been duly authorized by all necessary limited partnership or corporate action, as applicable, on the part of the Issuers.

2.

When authenticated, executed, issued and delivered in accordance with the Indenture, and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, the Notes will be the legally valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

3.

When the Guaranty is executed and the Notes are executed, issued, authenticated and delivered, all in accordance with the Indenture and upon payment for and delivery of the Notes in accordance with the terms of the Underwriting Agreement, the Guaranty will be the legally valid and binding obligation of Sabra, enforceable against Sabra in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

With respect to the foregoing opinions, we have assumed as true the matters set forth in the opinion of Venable LLP, dated the date hereof, a copy of which has been delivered to you by Venable LLP.

The law governed by this opinion is limited to the present federal law of the United States, the present laws of the State of New York, the present General Corporation Law of the State of Delaware and the present Revised Uniform Limited Partnership Act of the State of Delaware. We express no opinion as to the laws of any other jurisdiction.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, or the rules and regulations of the Commission promulgated thereunder, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus included in the Registration Statement or any prospectus supplement, other than as expressly stated herein with respect to the Notes and the Guaranty.

We hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K of Sabra Health Care REIT, Inc., being filed on the date hereof, and incorporated by reference into the Registration Statement. We hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus supplement, dated September 26, 2019, filed with the Commission on September 27, 2019. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ O’Melveny & Myers LLP

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